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                                                                    Exhibit 11.1


                              THE CHUBB CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                              PERIODS ENDED JUNE 30

                                              Second Quarter        Six Months
                                              ---------------    ---------------
                                               1997     1996      1997     1996
                                              ------   ------    ------   ------
                                                         (in millions)
Net income..................................  $188.7   $174.3    $380.8   $325.7

After-tax interest expense on 6%
 exchangeable subordinated notes............     1.1      2.5       3.3      4.9
                                              ------   ------    ------   ------

Net income for computing earnings per share.  $189.8   $176.8    $384.1   $330.6
                                              ======   ======    ======   ======

Weighted average number of common shares
 outstanding................................   172.3    174.6     172.9    174.6

Additional shares from assumed conversion
  of 6% exchangeable subordinated notes
  as if each $1,000 of principal amount
  had been converted at issuance into
  23.256 shares of common stock.............     2.0      5.8       3.7      5.8
                                              ------   ------    ------   ------

Weighted average number of common and common
  equivalent shares assumed outstanding for
  computing earnings per share..............   174.3    180.4     176.6    180.4
                                              ======   ======    ======   ======

Net income per share........................  $ 1.09   $  .98    $ 2.18   $ 1.83
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